  As filed with the Securities and Exchange Commission on May 1, 1998
                                                   REGISTRATION  No. 333-18439



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Form SB-2/A3
            Registration Statement Under the Securities Act of 1933


                           MOBILE AREA NETWORKS, INC.
                 (Name of small business issuer in its charter)

                    Florida                                             4813                                      59-3482752
        (State or other jurisdiction of                     (Primary Standard Industrial                       (I.R.S. Employer
         incorporation or organization                       Classification Code Number)                      Identification No.)

                          George E. Wimbish, Chairman
                       1275 Lake Heathrow Lane, Suite 115
                            Heathrow, Florida 32746
                         407-333-2350 FAX 407-333-9903
                      (Address and telephone of principal
               executive offices and principal place of business)


                              James R. Leone, P.A.
                       1275 Lake Heathrow Lane, Suite 115
                            Heathrow, Florida 32746
                        407-805-9200 FAX 407-805-9030
               (Name, address and telephone of agent for service)

    Approximate Date of Proposed Sales to the Public: As soon as practicable after the Registration Statement becomes effective.


                       CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                        Amount          Proposed         Proposed
    Title of Each Class of              To be           Maximum          Maximum                Amount of
  Securities to be Registered         Registered     Offering Price     Aggregate           Registration Fee
                                                        Per Unit      Offering Price
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.           5,000,000          $6.00         $30,000,000              $7,500.00
-----------------------------------------------------------------------------------------------------------------------
Total
=======================================================================================================================

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                Subject To Completion, Dated (                 )

                           MOBILE AREA NETWORKS, INC.

           5,000,000 Common Shares (maximum) at $6.00 for $30,000,000

Mobile Area Networks, Inc., a Florida corporation, (the "Company") offers the users of laptop computers and handheld digital communication devices its very low cost, very fast, encrypted (private) wireless communication service called MOBILAN(R). This system uses a unique combination of second-generation megabit transceiver PC card, encryption software, local relays, and fiber optics transmission for clean, fast, LAN access to main computer groups, including the Internet and the Intranet. Digital, audio, and video live interaction will be available on a real-time basis, at a small fraction of the cost of telephone modem usage. The Company is a development stage company with no operating history and no revenues.

To buy the stock, read the Prospectus and mail or wire your funds as described in the enclosed Subscription Agreement and on the Internet at HTTP://WWW.MOBILEAREA.NET.

                      CONTACT: GEORGE E. WIMBISH, CHAIRMAN
                       1275 LAKE HEATHROW LANE, SUITE 115
                            HEATHROW, FLORIDA 32746
                      Tel: 407-333-2350, Fax: 407-333-9903
                         E-MAIL: MOBILAN@MOBILEAREA.NET
                         (HTTP: //WWW.MOBILEAREA.NET)

----------------------------------------------------------------------------------------------------------
PRICING TABLE                              PRICE                       SALES                 PROCEEDS  TO
                                        TO PUBLIC(1)                COMMISSION (2)            COMPANY(3)
----------------------------------------------------------------------------------------------------------
PER SHARE                                   $6.00                        $.60                   $5.40

MINIMUM PURCHASE 100 SHARES                $600.00                      $60.00                 $540.00

TOTAL MAXIMUM                            $30,000,000                  $3,000,000             $27,000,000
----------------------------------------------------------------------------------------------------------

1.  The offering price was determined in the Company's discretion.

2. The Company's officers and directors are selling the shares without compensation. However, this column reflects the fact that the Company may engage one or more licensed broker dealers as selling agents for agreed upon commissions not to exceed ten percent (10%), who may allot a portion thereof to other licensed broker dealers assisting in the sales. The Company and broker dealers will mutually indemnify and defend each other for claims attributable to the indemnifying party. Persons selling or assisting in sales may be deemed to be underwriters under securities laws. No broker dealers or other terms of selling have been determined.

3. Before deducting offering expenses payable by the Company estimated to total $300,000 in the case of the Maximum Offering (1% of gross proceeds). (See "Use of Proceeds", herein.) The proceeds from the sale of shares will be transmitted by noon of the business day following receipt, to the Company's bank account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAVE THEY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


These securities are being sold on a best efforts, no minimum amount basis. The offering will expire nine months after the effective date of the registration statement for the securities, if not updated by amendment or terminated sooner. A current prospectus will be available so long as the offering is continued. The shares are offered subject to prior sale, and the Company reserves the right to reject subscriptions in whole or in part, or to accept them in any order. The Company will send by U.S. mail to subscribers within thirty (30) days, signed copies of their Subscription Agreement and Common Stock certificates. The Company intends to qualify the securities in every state of the U.S. in which sales are solicited or made.

                             IMPORTANT INFORMATION
------------------------------------------------------------------------------



         INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" HEREIN FOR CERTAIN SUBSTANTIAL RISKS TO INVESTORS.

         IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

         THE COMPANY IS A DEVELOPMENT STAGE COMPANY.

         THIS OFFERING IS INTENDED TO BE QUALIFIED (AS PROVIDED IN PUBLIC LAW 104-290) FOR OFFERING IN ALL STATES OF THE UNITED STATES IN WHICH SALES ARE SOLICITED OR MADE.

------------------------------------------------------------------------------
                                    SUMMARY
------------------------------------------------------------------------------

         The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein. See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the stock. THE COMPANY IS A DEVELOPMENT STAGE COMPANY WITH NO OPERATING HISTORY AND NO REVENUES.

FAST, LOW COST WIRELESS SERVICE

         Mobile Area Networks, Inc., (the "COMPANY"), will be providing its MOBILAN(R) wireless communication service for laptop Personal Computers and handheld communication devices through a secure, low cost, very fast wireless connection to remote home-office network services and to the Internet, from select hotels and convention centers. Unlike a telephone modem connection, no cord or telephone line connection is necessary for this service. The Company will charge a user fee for this communication service. The user's hardware (PC
Card) and software for the MOBILAN(R) service will be paid for by such user or by the user's employer as a setup fee, or as negotiated with the user's employer.

         The telephone modem was created so that a telephone line could carry computerized data. The millions of miles of telephone wiring and millions of telephone jacks support the modem strategy. The laptop Personal Computer modem market (PC Card modems that fit into laptop computers) totaled three billion dollars ($3,000,000,000) in modem equipment sales in 1995(1), and the usage fees paid to telephone companies for line access and long distance charges probably were much greater than that amount.


         A study published on the Internet in December of 1997 by Killen & Associates of Palo Alto, California predicts that the market for equipment and software for connecting wireless users to the Internet will grow to 19.2 billion dollars ($19,200,000,000) in the year 2002. This amount would be in addition to and much larger, than the fees to Mobile Area Networks, Inc. for "access" to the Internet through the MOBILAN(R) communications system. Then, there is a potentially large market for the Company's services.


FIBER OPTIC TO LEC TO WIRELESS RELAY CONNECTION

         There are now millions of miles of fiber optic cable for computer style data transport installed in the U.S. These fiber network installations are within miles of nearly every major corporation office, hotel, and airline club in the U.S. Local Exchange Carriers (LECs) can provide a high-speed local data connection from these fiber optic networks to almost any building site in the U.S. The Company will use a high-speed, short-range wireless relay to reach the LEC to make this high-speed fiber optic data connection from inside each relay equipped building; and a faster-than-modem-speed, long-range wireless technology from outside locations. The WLAN (Wireless Local Area Networks) relays are low-cost, small, easily installed, and use a very small amount of electric power. With these two technologies, laptop users can communicate from nearly any location, and be securely connected to their home-office Local Area Network
(LAN), or to the Internet.

MASSIVE COST ADVANTAGES

         The Company's exclusive MOBILAN(R) wireless communication service will have a dramatic economic advantage over a telephone modem connection because it is uniquely based on the unregulated computer style data network and not on the highly regulated long distance telephone system. The underlying cost per bit of data on the fiber optic data network is about 1/100th the cost of carrying a bit of data on the telephone network. The Company has a unique method of connecting the users of laptop PCs and handheld digital communication devices to the data network.

         There were seventeen million (17,000,000) business users of laptop computers at the end of 1995(2). Nearly three million (3,000,000) of these laptop users travel an average of three (3) times per month to interstate destinations. BIS Strategic Decisions estimated that these mobile professionals are spending over fifty million dollars





__________________________________

(1) AP Research Corporation, International Data Corporation.

(2) Ablonci, Wm. F., and Elliot, Thomas R.: Mobile Professional Market Segmentation Study, March 1995, BIS Strategic Decisions, 1-617-982-9500

($50,000,000) per month, or six hundred million dollars ($600,000,000) per year in long distance charges and surcharges to check e-mail and send faxes from hotels.

HOW MOBILAN(R) WORKS

         THE COMPANY HAS INTEGRATED A NUMBER OF KEY EXISTING TECHNOLOGIES TO CREATE THIS MOBILE DATA COMMUNICATION SERVICE, AND HAS ADDED KEY PROPRIETARY CONTENT NECESSARY TO MAKE THE NETWORK FULLY FUNCTIONAL AND MORE COST EFFECTIVE.

         The Company is developing the MOBILAN(R) communications network by joining wireless/wired public networks, which this offering will allow the company to build, on a nationwide basis. Laptops are the lifeblood of the business traveler "roadwarrior". With the PC Card expansion slots in laptops and the Company's service called MOBILAN(R)(1), travelers will be able to connect back to corporate networks from almost anywhere, without plugging into a telephone line.

         One PC Card is a high-speed, short-range wireless card. The cards are known as WLAN (Wireless Local Area Networks) cards. The MOBILAN(R) WLAN cards can communicate at more than 1 Mbps (Megabits per second) and are used inside buildings. Initial target areas are hotels, convention centers, major office buildings, airports, resorts, and restaurants.

         The Company obtained an exclusive contract for its major markets with the Raytheon Company to provide the WLAN PC Card and transceiver hardware to Mobile Area Networks, Inc. However; the Company has acquired access to other hardware from manufacturers who may better serve the Company's requirements. Therefore, the Company is not dependent upon any single manufacturer for its supply of hardware.

         The second PC Card is a wireless wide-area data-networking card using the CDPD (Cellular Data Packet Delivery) network. CDPD is a computer style data extension to the existing cellular telephone network. CDPD can communicate wirelessly at about 10 Kbps, or about the actual speed of a wired modem, from nearly anywhere. CDPD service is deployed in over 100 metropolitan areas throughout the U.S. Therefore, anywhere in these communities, outdoors or indoors, a laptop computer user has full access to the home office network LAN or to the Internet using the Company's MOBILAN(R) encrypted connection. These metropolitan areas were selected by AT&T, GTE MobilNet, Bell Atlantic NYNEX and others because they have the largest concentrations of cellular telephones. The Company currently has CDPD cards available from more than one manufacturer.


         If a hotel is equipped with the MOBILAN(R) service, a user simply opens a properly equipped laptop computer anywhere in the hotel room, the hotel convention room, the club or the bar, and is logged onto the home office network at megabit speeds. All network resources are available as if the user were sitting at a desk in the home office with a direct Ethernet connection. When in the home office, the WLAN card likewise will provide performance comparable to a direct connection, but gives a user the freedom to roam throughout the facilities without a telephone cord connection to the laptop.


         So, by means of a laptop equipped with PC Cards from the Company and the MOBILAN(R) network, a user can connect to the home LAN or the Internet, in home-office facilities, in hotels, in airline clubs, in a car, at home, in a park, in the airport, and in the users' client location.

COMMUNICATION NETWORK VIA INTRANET (NOT INTERNET)

         MOBILAN(R) will provide both high-speed and modem-speed data communication connections between the wireless PC user and the home office LAN, or other computer network through a high-speed private Intranet backbone of fiber optic cables. It is a separate IP (Internet Protocol) network dedicated primarily to corporate and business communication, not the public Internet.

SECURITY





__________________________________

(1) Service Mark was registered with the U.S. Patent and Trademark Office on 10/21/96

         MOBILAN(R) can achieve the industry's highest level of security, thanks to some of the most comprehensive security software available. This encryption software sets up impenetrable "tunnels" through which data can travel safely. Authenticated, encrypted tunnels keep data from being accessed or modified as it passes from a remote wireless client to the home LAN. MOBILAN(R)'s encryption software products are commercially available from software vendors.

MOBILAN(R)  ECONOMICS

         MOBILAN(R) WLAN service provides reliable, high-speed encrypted communications at specific locations such as hotels and airline clubs. MOBILAN(R) service is priced very competitively with local dial-up Internet connectivity on a monthly basis for an unlimited amount of data, but also may be purchased by the hour or the day at selected hotels and convention centers. There is no comparable service available at any price.

         MOBILAN(R) CDPD service is a wireless and encrypted (totally private) form of the cellular modem's non-secure (non-private), reliable, slow-speed communications across most major metropolitan areas. This CDPD service is ideal for providing short, moderately rapid and timely data exchanges. CDPD service is priced at approximately $50 per month for a total of 1 Mbyte of data communication. The CDPD service is merely intended to be a backup to the MOBILAN(R) system for the user who is not in range of the high speed system, but must be connected at any speed.

         THERE IS A THIRD SERVICE THAT MOBILE AREA NETWORKS, INC. IS DEVELOPING. THIS WILL PROVIDE A COMBINATION OF LONG RANGE, AS WELL AS MEDIUM-HIGH-SPEED WIRELESS SERVICE WITH WIDE AREA COVERAGE. THIS SERVICE IS IN THE DEVELOPMENT STAGE.

MOBILE COMPUTING COMMUNICATIONS

         Mobile computing is booming(1):

         - In the U.S. alone, more than 4,600,000 (4.6-million) portable PCs were sold in 1995, an increase of 23% over 1994. Figures for 1996 and 1997 should indicate a dramatic increase in this amount.

         - Research indicates that at the end of 1995, there were nearly 17,000,000 (17 million) portable computers in use in the U.S.

         - Airline and other research data show that 27,300,000 (27.3 million) professionals travel for business. At the end of 1994 approximately 20 percent or 5,500,000 (5.5 million) were using a portable computer from a remote location.


         However; in spite of the fact that 5,500,000 mobile professionals travel with a laptop computer, these users are almost always limited to a data connection of between 2400 and 28,800 baud (500 to 10,000 bits per second) through a modem and telephone line connection, when and if they can find access to a telephone jack connection.

         Because the modem uses the public telephone network, the lack of security and the slow transmission rate both, prevent direct home office LAN connection. Thus, the use of a remote modem connection is limited to low volume data transactions, such as messaging or e-mail applications that are on servers outside the normal in-house network (LAN or Mainframe CPU). The remote use and benefit of a laptop is significantly less than the power of the same laptop when connected directly to the business network, thus reducing productivity. MOBILAN(R) allows approximately 30 to 100 times faster data transfer on an encrypted (totally private) basis at far lower cost.

         Mobile professionals are not the only remote-computer users. Other users include telecommuters (some with portables, but most with deskbound PCs), workers operating from remote sites, and the millions of workers in the other 70 percent of the work force who are not classified as professionals, but who use computers or digital communication devices (meter readers, inventory clerks, rental car return verifiers, parking enforcement personnel, etc.).





__________________________________

(1) Computer Retailer News 12/8/95

THE COMPANY'S PEOPLE

         GEORGE E. WIMBISH: Board Chairman, President and CEO, is a founder of Mobile Area Networks, Inc. He is a successful private investor with over 20 years of experience in acquisitions/mergers and company startups. He has a diversified background in wholesaling, manufacturing, and direct marketing. His most recent prior position was CEO of a financial services company. In 1984 he was a qualified candidate for the U.S. senate, and has personally lobbied the U.S. Senate. He has experience with regulatory agencies including Underwriters Laboratory and the Nuclear Regulatory Agency.

         DR. ROBERT M. GOOD: Director, is a founder of Mobile Area Networks, Inc. He has been a successful private investor and entrepreneur for the past 15 years. He is a licensed stockbroker. He had a successful dental practice in Long Island, New York, which he sold to achieve early retirement. Dr. Good has served as an officer of numerous companies, and served as an Army Officer. Dr. Good is responsible for investor relations and alliance building.

         JAMES R. LEONE: Director, is a practicing attorney and has had his own law firm since 1985, concentrating in the fields of securities and corporate law. Previously, Mr. Leone was with Gray, Harris & Robinson in Orlando, FL., and with Quinn, Jacobs, Barry and Miller in Chicago, IL. Until 1981, Mr. Leone was a financial attorney and financial analyst with the U.S. Securities and Exchange Commission in Washington, DC.

         EDWARD M. BELL: Director of Sales and Marketing. Prior to joining Mobile Area Networks, Inc. Mr. Bell served 30 years with AT&T. During his career with AT&T he held numerous leadership positions in Marketing Management, Network Sales, Operations Planning, Access Management, Strategic Marketing, and High Frequency Radio Relay Maintenance. His most recent assignment was as Southern Regional Manager for AT&T's Consultant Liaison Program, where he was responsible for AT&T's industry consultants in 14 southeastern states.

         MICHAEL A. TOMASSINI: Comptroller, has over 20 years experience in Accounting and Finance, with expertise in financial and strategic planning. He has developed accounting systems for several businesses and has specialized in cost efficiency management for the last seven years.

         DAVID J. PACKWOOD: Business Development, with over 25 years experience in the computer industry both in the U.S. and Europe. Mr. Packwood has been President of two computer software companies, and Vice President, and Sales and Marketing Director of numerous other companies. Mr. Packwood most recently served 10 years with Digital Equipment Corporation in the Advanced Technology Group, where he was responsible for Media and Entertainment marketing. Throughout his career he has held senior management positions with Xerox Corporation, Systime Computers and Thorn EMI (UK).

         G. TERRY GILBREATH: Communications Network and Information Technology Director. Mr. Gilbreath served almost 30 years with AT&T in many areas of network design and management. After serving as a consultant to the industry, he joined Mobile Area Networks, Inc.

         The Company has radio frequency, communications network, and software engineers on staff. All employees and consultants are under contract for non-compete, non-circumvent, non-disclose, and trade secrets protection.

NOTE:  THIS PROSPECTUS IS PART 1 OF AND OMITS CERTAIN INFORMATION CONTAINED IN
PART 2 OF THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH OMITTED INFORMATION INCLUDES, BUT IS NOT LIMITED TO THE
FOLLOWING: Charter and By-laws and amendments thereto, certain material contracts, consents of experts, opinion of legal counsel re: legality. Such information is available on request, for which there may be reasonable charges for copying.

------------------------------------------------------------------------------
                                  RISK FACTORS
------------------------------------------------------------------------------

AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE REGARDED AS SPECULATIVE. AS A RESULT, THE PURCHASE OF SHARES SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING:

A.       LIMITED OPERATING HISTORY.

         The Company is newly organized, and is dependent upon the proceeds of this offering to implement its plan to deploy and operate its communications network. Accordingly, an investment in the Company's shares is highly speculative and is only a suitable investment for an investor who recognizes the high risks involved, has no need for liquidity in the investment, and who can afford a total loss of the investment. There cannot be any guarantee that the Company will be profitable or that additional capital will not be required.

B.       ILLIQUID INVESTMENT; RISK OF LOSS.

         This investment is not recommended for investors who do not have adequate additional liquid assets such that they can afford a long-term non-liquid investment and the risk of complete loss of the investment.

C.       DEPENDENCE ON MANAGEMENT.

         The Company is dependent on the services of the Company's principal Officers and Directors. In the Company's development stage, the loss of this management could have a materially adverse impact on the Company. The Company does not currently maintain any key-person life insurance policy, but is investigating acquiring this type of insurance.

D.       REGULATORY RISKS.

         At the present time, no regulations are known to the Company which would materially adversely affect the Company's contemplated operations.
Future government regulation with respect to applications permitted for certain radio wave frequencies possibly could have an adverse impact on the Company.

E.       CONTROL BY MANAGEMENT.

         Upon completion of this offering, the officers and directors of the Company will own, in the aggregate, between 72% and 79% of the outstanding shares of the Company's common stock, assuming the maximum shares (5,000,000) are sold. Accordingly, the Company's management will continue to be able to elect a majority of the directors and thus control the management and affairs of the Company.

F.       COMPETITION.

         The communications industry is a highly competitive business, and the Company will be competing with numerous other companies, both privately and publicly owned, which have substantially more resources and experience available to them than the Company. This includes major telephone companies, regional telephone companies, and existing wireless technology suppliers.

G.       ARBITRARY OFFERING PRICE.

         The initial price at which the shares are offered hereby has been arbitrarily set by the Company's management on a non-arm's length basis, and has no relationship to the book value per share, current earnings of the Company, (there having been none because of business development expenses), or other generally accepted measurement of value. Investors in this Offering will incur immediate and substantial dilution in net tangible book value of their shares. See "Dilution".

H.       LACK OF PUBLIC MARKET; NASDAQ APPLICATION WHEN ELIGIBLE.

         Prior to this Offering, there has been no public market for the shares offered, and none is anticipated to develop in the near future. In the event a regular public trading market does not develop, or is not sustained, any investment in the Company's Common Stock would be highly illiquid. Accordingly, an investor in the shares may not be able to sell the shares readily, if at all. Consequently, if as a result of some change in circumstances arising from an event not now contemplated, an investor wishes to transfer the shares owned, the investor may find he or she has only a limited or no ability to transfer or market the shares. The Company intends to apply for inclusion of its shares in the NASDAQ quotation system, assuming eligibility results from this Offering.

         The Company plans to seek the support of NASD member firms which are recognized market makers with the intention of obtaining their assistance in the creation of a viable market in the Company's securities for the benefit of its shareholders. In this regard, the Company may employ one or more finders to assist with introductions to appropriate market makers, for which such finders would be paid finders fees commensurate with current market practices. No such finders have been identified, nor have any proposed terms of their engagement been determined.


         Under Rule 15c2-11 under the Securities Exchange Act of 1934, broker-dealers acting as market makers are required to have certain current information about the Company before they can make a market and thereafter as they continue making a market in its common stock. If needed in addition to periodic reports filed with the Securities and Exchange Commission, the Company will furnish periodically to broker-dealers the information specified in Rule 15c2-11 in order to enhance such firms' ability to make a market in the Company's stock. There can be no assurance that market makers will be located to deal in the Company's securities.


I.       SUBSTANTIAL DILUTION.

         Purchasers of the shares offered hereby will suffer an immediate and substantial dilution of their investment. Specifically, in the case of the maximum offering, dilution will be up to $5.26 per share, or up to 88%, (or more if less than all shares are sold). (See "Dilution" herein, where the dilution is illustrated by a table).

J.       POSSIBLE NEED FOR ADDITIONAL FINANCING.

         The Company cannot guarantee that sufficient funding will be available from this offering to fund all its development and operational needs. In the event the Company requires additional financing, the Company may seek such financing through bank borrowing, debt, or other equity financing, or otherwise. There can be no assurance that such financing will be available to the Company on acceptable terms, if at all. The Company does not presently have a credit line available with any lending institution. Any additional equity financing may involve the sale of additional shares of the Company's Common Stock on terms that have not yet been established. These terms may (or may not) be more favorable than those contained herein. Any future sales of securities may (or may not) result in dilution to the investors herein.

K.       PENNY STOCK REGULATION.

         Broker-dealer practices in connection with transactions in "penny stocks" (also referred to as "designated securities") are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. If the Company's common stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell their shares.

L.       ADVERSE EFFECT ON MARKET PRICE OF  FUTURE SALE OF SHARES.

         The approximately 33,090,880 shares of Common Stock issued by the Company prior to this Offering were sold in private transactions in reliance on an exemption from registration under the Act. Accordingly, all of such securities are "restricted securities" within the meaning of Rule 144 and cannot be resold without registration, or except in reliance on Rule 144 or another applicable exemption from registration.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of one to two years is entitled to sell within any three-month period, shares equal in number to the greater of (i)1% (380,908) of the then outstanding shares of Common Stock after this offering if the maximum shares are sold under this offering or (ii) the average weekly trading volume of the same class of shares during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The seller also must comply with the Form 144 notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to notice, manner of sale, public information or the volume limitations described above.

         Future sales of shares of Common Stock (or securities convertible into Common Stock) by the Company or as stated above could adversely affect the prevailing market price, if any, of the Company's Common Stock.

M.       DIVIDENDS NOT LIKELY.

         No dividends on this Company's Common Stock have been declared or paid by the Company to date. The Company does not presently intend to pay dividends for the foreseeable future, but intends to retain all earnings, if any, for use in the Company's business. There can be no assurance that dividends will ever be paid on the Common Stock. Investors who anticipate the need for dividends from their investment in the Company should not purchase the shares offered hereby.

N.       EFFECT OF PREFERRED STOCK  AS  ANTI-TAKEOVER PROVISIONS.

         The Company currently has no authorized preferred stock, and the only anti-takeover provision available is the ownership position of its management group.

O.       DEPENDENCE ON PROPRIETARY TECHNOLOGY.

         The Company relies on a combination of trade secrets, copyright laws, non-disclosure, non-circumvention and other contractual and technical measures to protect its proprietary technology. There can be no assurance that these provisions will be adequate to protect its proprietary rights. No single or closely related group of items of proprietary technology is material to the Company's business. Although the Company believes that its products and services do not infringe upon the proprietary rights of third parties; there can be no assurance that third parties will not assert infringement claims against the Company, or the Company's clients. See "Description of Business-Intellectual Property."

------------------------------------------------------------------------------
                                    DILUTION
------------------------------------------------------------------------------

         Private investors have provided the Company with Approximately $700,000 in cash in order to finance the Company's working capital needs to develop the working relationships and contractual agreements that contribute to the MOBILAN(R) communication system. As of December 30, 1997, the aggregate net tangible book value of the Company's Common Stock was $363,384 (See "Financial Statements"). The net tangible book value per share as of December 30, 1997 was $01.2 Net tangible book value per share is calculated by dividing the tangible net worth of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding.

         Giving effect to the sale by the Company of 5,000,000 shares of Common stock offered hereby (at the offering price of $6.00 per share and after deducting offering expenses), the pro forma net tangible book value of the Company as of December 30, 1997, would have been $27,363,384 or $.75 per share. This represents an immediate increase in the net tangible book value of $.74 to existing stockholders and an immediate dilution of $5.26 per share to the persons purchasing the shares offered hereby at the initial public offering price ("New Investors").

THE FOLLOWING TABLE ILLUSTRATES THE PER SHARE DILUTION TO THE NEW INVESTORS:

                                                                             @ MAXIMUM SUBSCRIPTIONS
Initial offering price per share.                                                    $   6.00

Net tangible book value before offering.                                             $363,384

Net tangible book value per share before the offering.                               $   01.2

Increase in net tangible book value per share attributable to
the cash payment by new investors.                                                   $   0.74

Pro forma net tangible book value per share after offering.                          $   0.75

Dilution per share to New Investors.                                                 $   5.26


         The following tables summarize on a pro forma basis as of December 31, 1997, the number of shares of Common Stock purchased from the Company and the total consideration paid by existing stockholders and by new investors in the offering being made hereby (based on, in the case of new investors, an offering price of $6.00 per share).

OUTSTANDING SHARES OF TOTAL AUTHORIZED 50,000,000

At Maximum Subscriptions                  Shares Purchased                              Total Net Consideration
                                    Number                 Percent                     Amount              Percent
------------------------------------------------------------------------------------------------------------------
Officers, & Directors:             28,005,000.               74.5%                   $    49,000.            .19%

Other Private Investors:            5,665,880.               13.4%                   $   646,906.            2.4%

New Investors:                      5,000,000.               13.1%                   $27,000,000.           97.4%
-----------------------------------------------------------------------------------------------------------------
TOTAL:                             38,670,880.                100%                   $27,695,906.            100%

------------------------------------------------------------------------------
                              PLAN OF DISTRIBUTION
------------------------------------------------------------------------------



         The shares are being offered at the offering price set forth on the Cover Page of this Prospectus. An investor must purchase a minimum of 100 shares. The shares are being sold on a best efforts basis, subject to no minimum offering proceeds, up to a maximum of 5,000,000 shares. The offering expires nine months after the Registration Statement becomes effective, unless terminated sooner or extended by the Company. A current prospectus will be available so long as the offering is continued, which shall be at the Company's discretion.


         The shares are being offered by the Company through its officers and directors (i.e. George Wimbish, Robert Good and James Leone) who will not receive compensation therefor.

         The Company plans to seek the support of NASD member firms which are recognized market makers with the intention of obtaining their assistance in the creation of a viable market in the Company's securities for the benefit of its shareholders. In this regard, the Company may employ one or more finders to assist with introductions to appropriate market makers, for which such finders would be paid finders fees commensurate with current market practices. No such finders have been identified, nor have any proposed terms of their engagement been determined.


         Under Rule 15c2-11 under the Securities Exchange Act of 1934, broker-dealers acting as market makers are required to have certain current information about the Company before they can make a market and thereafter as they continue making a market in its common stock. The Company will furnish periodically to broker-dealers the information specified in Rule 15c2-11 if not contained in reports filed with the Securities and Exchange Commission in order to enhance such firms' ability to make a market in the Company's stock.


         The price at which the shares are offered hereby has been arbitrarily set by the Company's management, and has no relationship to the book value per share, current earnings of the Company, or other generally accepted measurement of value. No securities are to be offered for the account of any existing shareholder.

         The purchase price paid by investors must be wired or mailed directly to the Company by check, or money order, payable only to: "MOBILE AREA NETWORKS, INC." as stated in the enclosed Subscription Agreement.

         The proceeds from the sale of the shares will be transmitted to the Company bank account by noon of the business day following receipt. The shares are offered subject to prior sale and the Company reserves the right to reject any offer in whole or in part, or to accept subscriptions in any order, for any or no reason. The Company will send by U.S. mail to subscribers within thirty
(30) days, signed copies of the Subscription Agreement and Common Stock certificates.

------------------------------------------------------------------------------
                                 USE OF PROCEEDS
------------------------------------------------------------------------------


         The Company will use the maximum proceeds primarily for commercialization of its MOBILAN(R) service. This includes installing demonstration systems for high profile accounts. The following table illustrates the use of maximum proceeds. This summary table is a compilation of the financial projections illustrated near the end of this Prospectus.

 ------------------------------------------------------------------------------
                                          Maximum                      Footnote
              CATEGORY                 Subscriptions    Percentage
 ------------------------------------------------------------------------------
 Gross Offering Proceeds                  $30,000,000        100.0%       (1)
 ------------------------------------------------------------------------------
 Sales commission (Offering)                3,000,000         10.0%       (2)
 ------------------------------------------------------------------------------
 Offering Expenses                            300,000          1.0%       (3)
 ------------------------------------------------------------------------------
 Network Operating Costs                    1,450,000          5.0%       (4)
 ------------------------------------------------------------------------------
 Data Line Recurring Charges                7,000,000         24.0%       (5)
 ------------------------------------------------------------------------------
 Network Installation Costs                 8,050,000         27.0%       (6)
 ------------------------------------------------------------------------------
 Physical Build-Out In House                1,000,000          4.0%       (7)
 ------------------------------------------------------------------------------
 System Sales Commission                    3,000,000         10.0%       (8)
 ------------------------------------------------------------------------------
 Management Salaries                        1,560,000          6.0%       (9)
 ------------------------------------------------------------------------------
 Sales and Promotion                        1,350,000          5.0%      (10)
 ------------------------------------------------------------------------------
 Engineering                                  750,000          3.0%      (11)
 ------------------------------------------------------------------------------
 Administration                             1,540,000          5.0%      (12)
  ------------------------------------------------------------------------------
 Total                                    $30,000,000        100.0%      (13)
 ------------------------------------------------------------------------------

       Percentages rounded to nearest decimal.

FOOTNOTES

(1)      Same as Prospectus Cover Page Pricing table footnote (1).
(2)      Same as Prospectus Cover Page Pricing table footnote (2).
(3) Other offering expenses; totaling approximately $300,000. For filing, accounting and legal fees, printing, travel, postage, delivery, miscellaneous, lodging, phone, promotion, blue sky, Internet promotional development, and edgarizing documents for SEC. See item #25 in part-II for details.
(4) Network help desk activities to support the mobile users of the MOBILAN(R) services and network operator personnel.

(5) Monthly charges for data system infrastructure to remote sites from network center. Assuming 300 hotels on line. These services are available in the market as needed.
(6) One time cost of MOBILAN(R) hardware and data line installations at hotels, primarily data relay labor costs, plus approximately $500,000. For management of sales efforts. Installers are available on short notice for subcontracting work.

(7) Equipment capitalization to support communications from the home network.
(8)      Commissions paid to independent sales agents for system marketing.
(9)      Executive and senior management salary (three years).
(10)     Advertising, sales promotions, trade shows, and related activities.
(11) System design, site surveys, and installation support, including help desk support and new feature development. (12) Middle management and clerical support, including finance, accounting and employee benefits..
         (13) To the extent revenues may cover certain of the expenses shown, then such amounts will be utilized to increase marketing and order fulfillment to more locations.

         If less than the maximum proceeds were to be received, the Company would expend the proceeds in approximately the same ratio as for the maximum proceeds. In such event, the Company could seek more funding. However, the Company's growth, market share, and profitability could be less than projected herein, by an amount that cannot be determined but might be substantial.

         Pending the actual use of proceeds for the stated purposes, the Company intends to invest the funds in U.S. Government issued securities, such as U.S. Treasury Bills.

 ------------------------------------------------------------------------------
                             DESCRIPTION OF BUSINESS
 ------------------------------------------------------------------------------

                                 COMPANY HISTORY

         The Company was incorporated in Florida on November 28, 1997 and became the successor in interest to a Texas corporation of the same name, effective as of January 1, 1998. The Texas corporation, formed May 22, 1996, transferred all right, title and interests in and to its assets, over to the Company. Such transfer was made in exchange for the Company's issuance of stock to the Texas Company's shareholders on a five (5) for one (1) share basis. That is, each share of the previously outstanding stock was in effect split up into five (5) shares of the Company's stock.

                           GENERAL MARKET INFORMATION

FAST, LOW COST WIRELESS COMMUNICATIONS


         Current marketing efforts have revolved around securing demonstration sites at hotels affiliated with major hotel chains. Potential customers are described in the following sections. These demonstration sites have provided the basis for specifying both our customer profile and our cost projections.

         Mobile Area Networks, Inc. will provide traveling business people (roadwarriors) who have laptop computers, with a very fast, very low cost, totally private, wireless data communications service to remote home-office network services, and to the Internet. Unlike a modem attachment, no telephone line connection is necessary for this service.

         A telephone modem does allow limited communication. However, slow speed and vulnerability to interception and interference inhibit the mobile user from having most of the productivity benefits enjoyed by in-house computer users.

         Millions of miles of fiber optic cable for digital information transport are installed in the U.S. The fiber network transceiver switch or junction installations called Points of Presence (POPs), are within miles of nearly every major corporate location, hotel, and airline club. Local Exchange Carriers (LECs) can provide a high-speed local data connection from these POPs to almost any building in the U.S. The Company will use a high-speed, wireless technology PC Card to reach this high-speed data connection inside buildings.

         The Company's MOBILAN(R) system will have a significant economic advantage over a modem telephone cord connection because it utilizes the unregulated data network, not the highly regulated and tariffed long distance public telephone system. The underlying cost per-bit on the fiber data network is about 1/100th the cost of carrying a bit on the public voice network.

LAPTOPS EXPLODING

         There were 17,000,000 (17 million) business users of laptop computers at the end of 1995(1). Nearly 3,000,000 (3 million) of these laptop users travel an average of three times per month to interstate destinations. BIS Strategic Decisions estimated that these mobile professionals are spending over $50,000,000 ($50 million) per month or $600,000,000 ($600 million) per year in long distance charges and surcharges to check e-mail and send faxes from hotels. The Company's MOBILAN(R) high-speed communications service will reduce this cost substantially. Lower cost will encourage usage and new applications, giving greater productivity from existing resources of people and equipment, which will attract new users and expand the market rapidly because of the huge cost reduction.

         THE COMPANY HAS INTEGRATED A NUMBER OF KEY EXISTING TECHNOLOGIES TO CREATE THIS MOBILE DATA COMMUNICATION SERVICE, AND HAS ADDED PROPRIETARY CONTENT TO MAKE THE NETWORK FUNCTIONAL AND MORE COST EFFECTIVE.

_____________________

(1) Ablonci, Wm. F., and Elliot, Thomas R.: Mobile Professional Market Segmentation Study, March 1995, BIS Strategic Decisions, 1-617-982-9500

         Today's laptops are the lifeblood of the business traveling roadwarrior. With the PC Card expansion slots in laptop computers and the Company's communications service called MOBILAN(R)(1) travelers can connect to the corporate computer network from nearly anywhere, for real-time interaction, without plugging into a telephone line.

                               PC CARD APPLICATION

FAST WLAN PC CARD

         One PC Card is a high-speed, short-range wireless card. These cards are known as WLAN cards. The MOBILAN(R) cards can communicate at more than 1 Mbps, and are used inside buildings. Initial target areas are hotels, convention centers, airports, major office buildings, resorts, and restaurants.

         Wireless LANs (local area networks) consist of a transceiver that plugs into the laptop PCMCIA card slot and transmits to an access point relay. Most laptops can support two PC Cards at the same time. The access point transceiver is about the size of a small hardcover book, looks much like a smoke alarm or thermostat, and could mount on the ceiling or the wall. However; in most installations the public does not see the transceiver as it is hidden above the ceiling or is mounted in a utility area.

         Under ideal conditions, good wireless communications from the laptops to the access point can be established within a range of approximately 500 feet. Two access points will cover about 785,000 square feet of space, depending upon building construction and layout. For a hotel, two access points could cover two or three floors, but the actual number of access points required depends upon construction density. In an airline club, one Access Point could cover the space, but more Access Points may be needed for problem free operation in this multiple user environment. The Company's current installations have revealed that the number of access points required will be substantially higher than was previously represented to the Company by transceiver manufacturers. Retail price of the WLAN PC Cards is about $700 (about 1/2 the cost of CDPD modems and about 2 times the cost of a high-speed telephone line modem), and the retail price of the access point is about $1,500 which can serve up to 256 simultaneous PC Cards users, so the per unit cost is much less than CDPD PC Cards, and the data capacity is virtually infinite.

         Some of the wide area network (WAN) communications suppliers are AT&T, Sprint, MCI, WorldCom, and MFS Datanet. This WAN data communications market was about $2,000,000,000 ($2-billion) in 1995.

         The Company has obtained suitable PC card transceiver products from more than one source, and is therefore, not dependent upon any single manufacturer for its supply of hardware.

SLOW CDPD CARD

         The second PC card is a wireless wide-area data networking card using the CDPD network. CDPD is a digital extension to the existing cellular telephone network. CDPD can communicate wirelessly at about 10 Kbps, or about the actual speed of a wired modem, from nearly anywhere. CDPD service is deployed in over 100 metropolitan areas throughout the U.S. Therefore, anywhere in these communities, outdoors or indoors, a laptop user can connect via MOBILAN(R) with total security and full access to a home office network. CDPD's slow speed (10,000 bits per second) is equivalent to telephone line modem speed, but allows MOBILAN(R) to offer both line-free mobility plus fully encrypted privacy from almost anywhere. This slower CDPD service is offered only as a backup for the user who needs connectivity at any time. Over 100 cities have CDPD service across their metropolitan areas that MOBILAN(R) can utilize. This was expected to grow to over 200 cities by year end 1997. The current price for CDPD PC Cards is approximately $1,000. They are intended to be used as a backup to the WLAN card if the MOBILAN(R) user is out of range of the fast system that the Company is developing. The CDPD PC Cards are available from computer hardware suppliers.

_________________

(1) Service Mark was registered with the Patent and Trademark office on 10/21/96

                             INTRANET INFRASTRUCTURE

         Mobile Area Networks, Inc. will use an Intranet TCP/IP WAN fiber optic data line service for fast problem free transmission for both WLAN and WAN data. Intranet uses the same Internet Protocol concepts as Internet but is a private network so it does not have the slow response times and the lack of security of the Internet. The key technical features of a "connectionless" network needed to make Mobile Area Networks, Inc. successful require an excellent fit to an Intranet service, which the Company is developing. The Company is currently utilizing data lines supplied by more than one carrier, and has developed the capability to operate with multiple carriers. Therefore, the Company is not dependent upon a single carrier for its service.

         Local high-speed lines will be utilized, and the data capacity is virtually infinite, with the bit cost at approximately 1/100th the cost of a telephone line and modem connection.

         The short-range 802.11 wireless technology, the high-speed local loop connections and the WAN data carriage comprise the data infrastructure of MOBILAN(R). These costs and the encryption software costs will be amortized into monthly user fees or possibly fairly modest up-front payment by a user's employer for a specific home office.

         The Company's connections with Local Exchange Carriers are provided for the Company by its data line service providers. The fiber optic Intranet service providers selected by the Company can provide service to virtually any location.

                          COMPANY ENCRYPTION SOFTWARE

         Security will be implemented using commercially available "tunnel" software. Tunnel software encapsulates the initial information within a coded mathematical formula for totally secured communications. The Company is using commercially available encryption software, and is not dependent upon a single supplier for this product.
                                   COMPETITION

NO DIRECT COMPETITION

         Mobile Area Networks, Inc.'s. proposed (dual-speed, low cost, wireless data communication service will be uniquely implemented. There currently exists no announced direct competitors within the knowledge of the Company. Implied competition exists in both the wired and wireless market. Eventually, perhaps within a year or two, the vast cost savings of the MOBILAN(R) services will create more customer demand and force competition to emerge, but the Company expects to have a substantial, highly profitable market share and will vigorously protect that market share against likely competition.

WIRED

         The largest current competition is the telephone line modem connection. The laptop PC card modem market (PC cards that fit into laptop computer PCMCIA slots) totaled $3,000,000,000 ($3 billion) in sales in 1995(1). However, the modem has now reached the maximum speed the public telephone network can support (33.6 Kbps)(2). That modem speed has proved acceptable for short message information, such as e-mail and is marginally acceptable for small record database applications, such as Lotus Notes. The low security and lack of privacy in phone connections has required most companies to use "firewall" systems that block access to protect their LAN (Local Area Networks) computer systems. Thus, remote users may get to e-mail or to Notes, but cannot break through to the network. Modem companies are primarily manufacturing firms and consequently are not expected to enter the high speed wireless telecommunications service business until sometime after feasibility and market share has been established by Mobile Area Networks, Inc.

__________________

(1) AP Research Corporation, International Data Corporation.

(2) Blankenhorn, Dana: ISDN to the Net - U.S. Robotics sets its modem strategy, Interactive Age, August 19, 1995

         Communication by traveling laptop PC users with regular modems can be made through the public telephone network, the Internet, or leased lines. The public phone long distance network is the most widely available service, but often has high surcharges from public places, even for credit card calls. Internet service (at local call rates plus a monthly and/or per minute charge) is widely available but is the least secure and has serious performance problems. Dedicated leased lines have the highest performance standards but are prohibitively expensive. Leased lines are most often used for remote branch offices with multiple users sharing the cost of these lines.

         ISDN (Integrated Services Data Network) communication service is available to the public. By the end of 1995, Datapro(1) reports a total of 431,105 lines were installed. ISDN connections, like analog POTS (Plain Old Telephone Service) links, can be either dial-up or dedicated. Pricing is highly variable, availability is spotty, and installation and service have been poor. Application of ISDN has been to replace leased lines for small satellite offices and as dedicated connections for highly computer literate telecommuters (engineers, network technicians, travel agents). ISDN is a dedicated line, or a point-to-point connection, and it will be unlikely that ISDN to every room in a hotel will be available before an even higher speed alternative, like Mobile Area Networks, Inc.'s MOBILAN(R) will offer higher speeds at much lower cost.

WIRELESS

         In the existing wireless network market, it is important to point out that every potential competitive solution has a slower data rate, costs much more, requires massive capital for infrastructure deployment, and requires the use of an expensive, non-standard connection device. Many potential competitors are seeking to optimize their infrastructure investment, but in doing so, they are forcing the end user to embrace unacceptably high levels of change in user habits and unacceptably poor network performance.

         Wireless to satellite may be reaching the masses in 1998 or 1999 with bi-directional satellite service coming of age. At $3 per minute and low bandwidth (limited information) capacity, these services will be targeted at emerging countries and very remote location users. They may, however, offer an alternative to private radio networks in the U.S. when these services become available. Satellite service will always be slow communication to a broad audience so they will not be viable competition to Mobile Area Networks, Inc.

         Ardis and RAM rely on radio frequencies to transmit packet data over their proprietary nationwide networks. Ardis offers service in 410 Metropolitan Service Areas; RAM offers it in 266. Like CDPD, a packet radio is best suited for short bursts of data. RAM's network operates at 8Kbps (Kilobits per second), with actual throughput (effective transmission rates) of 2.4 to 4.8Kbps. These services require proprietary modems for connection. These companies have built a proprietary infrastructure and will not be abandoning their investments to develop competition to MOBILAN(R). CDPD and PCS are expected to effectively compete with these companies, but are not expected to rival Mobile Area Networks, Inc.

         PCS is short for Personal Communication Services, and in its simplest terms, is a combination of current devices: a cellular telephone, a pager, and a small message screen with two-way communications in a small single device. The frequency spectrum for narrow-band PCS was bid in 1995, with Sprint, AT&T and AirTouch being the major winners. PCS is all digital, and requires about three times the number of towers as cellular. The PCS data rate is 7.2Kbps so it is targeted at a short messaging and voice marketplace. Broadband frequencies for PCS (intended to compete against cable) were auctioned by the FCC (U.S. Federal Communications Commission) in 1996(2). The system requires a transmitter/receiver ground station, a rooftop antenna, interface electronics, and a set-top terminal. This very slow service will not be competition to MOBILAN(R).

         Wireless communication within a building is developed under the International Electronic Equipment Compatibility standard IEEE 802.11. Basic rates are 1 and 2 Mbps with actual throughputs from 350 Kbps to 1.2 Mbps.

____________________

(1) DataPro is a Boston based research firm specializing on data communication products and services.

(2) Schneideman, Ron: Wireless Broad Market Awaits FCC Action, Wireless System Design July, 1996

         The following table compares the overall and per data-bit costs of current and planned telecommunication services. The massive cost savings offered by the Company's MOBILAN(R) system are dramatic. This offers a great opportunity for the Company to gain market share before competition can get into the market with comparable systems and services.

         The "New Infrastructure cost" column is the infrastructure cost to reach 5,000,000 (5 million) users as indicated in the footnoted source. For MOBILAN(R) the cost estimate was developed by the Company.




     Wireless Connection           New Infrastructure          Data Speed(2)       Application(3)     Consumer cost for (1)
                                   cost(1)                                                                 megabyte file(4)
     Wireless to Space (ARTWORK)

     - Motorola Iridium                        $3.4B             6.4 Kbps                   Voice                       N/A

     - Teledisic                               $ 40B              16 Kbps             5-10 Kbytes                     $ 120

     Wireless to a Tower

     - Ardis (ARTWORK)                         $700M             4.8 Kbps              2-5 Kbytes                     $ 125

     - RAM                                     $400M             4.8 Kbps              2-5 Kbytes                     $ 180

     - CDPD                                    $440M              10 Kbps              2-5 Kbytes                     $  60

     - PCS                                     $ 20B             4.8 Kbps              <140 bytes                     $ 250

     Wireless to a WAN

     MOBILAN(R) (ARTWORK)                      $ 10M             1.5Mbps            LAN extension                     $0.25

(1) Fowler, Joe: The Race to Global Information Super-Skyway, Pacific Electric, Wire and Cable Industry Report, January 6, 1996

(2) Gilder, George: ETHERSHERE, Forbes Magazine, October 10, 1994

(3) Garciss, Robin: Special Report/Wireless Data Services, Data Communication Magazine, March 21, 1995

(4) Mobile Area Networks, Inc.: Calculated as to competitors from published pricing and published data rates, as described in the March 21, 1995 Data Communication magazine article by Robin Garciss, Special Report on Wireless Data Services. Calculated for Mobile Area Networks, Inc. based on the monthly $2,000 charge for a T-1 fiber optic line with 1.5 Mbps capacity.

DATA CARRIAGE

         Mobile Area Networks, Inc. has a major economic advantage because the MOBILAN(R) system is being built on the unregulated structure of the fiber optic data network (the private Intranet), not the regulated and tariffed public voice long distance telephone network. The voice network has a multi-tiered regulated market and pricing structure. The local voice call is generally a fixed cost but varies by region, based mainly on competition. Legislation sets the rates at each hand-off between the Local Exchange Carriers (LECs) and the Inter-Exchange Carriers (IXE or long distance). The hand-off cost from LEC to IXE and from IXE to LEC is about $0.05 on each call. The long distance (IXE) varies by distance, time of day, and competition. Currently voice connection costs for long distance calls range from $0.12 to $0.42 per minute. Surcharges are also added in public places to share revenue on public calls.

         Much of the news media coverage in 1996 was about the growing market for Competitive Access Providers (CAPs) that connect fiber optics directly to large buildings or institutions, and directly connect that fiber into the wide-area network. With this connection, CAPS are able to eliminate the $0.05 charge on one end of the call and can thereby price under the LECs in their market. MFS Datanet is the largest CAP with local connection rights in Texas and many mid-western states. MFS Datanet now has over 5,000 buildings on their network.

         Data communications networks that are the infrastructure backbone of the Company's MOBILAN(R) service have a structure similar to the voice network. LECs provide a local data circuit to a wide-area network Point-of-Presence (POP) of the fiber based data network. The local hard-wired connection is offered in discrete sizes: 64Kbps; 128Kbps; 256Kbps; 512Kbps; 896Kbps; 1024Kbps; 1.544Mbps; 45Mbps. The 1.544Mbps service is termed T-1 or DS1 and the 45Mbps service is termed DS3. DS is a data service classification.

         Comparing the Sprint DS1 data service versus $0.20 per minute voice service shows that the cost on a per-bit basis is about 1/250th that of data on the voice service.

         For example; if a user was spending $250 per month on data communications over conventional voice grade telephone circuits, the DS1 data communication cost to the Company to provide that service would be about $1.00. The Company may price that service to the user at $2.50 for a 99% savings to the user, and the Company would realize a gross profit of $1.50 (60% gross margin). In addition, the Company may realize a profit on the hardware (PC card) and software sale or lease to the user/employer, or add to the data transmission fee to amortize such costs, plus profits, and the Company would retain ownership of the equipment and software.

                                   MARKETING


         There are two basics concepts developed for the early marketing plan for Mobile Area Networks, Inc. First is a concept termed "Customer Specified Relay Locations". Second is the "Early Customers Focus" concept. Current efforts have revolved around securing demonstrations sites at hotels affiliated with major hotel chains. Potential customers are described in the following sections. These demonstration sites have provided the basis for specifying both out customer profile and our cost projections.


CUSTOMER SPECIFIED RELAY LOCATIONS


         The Company will develop early customers with large mobile workforces. These customers will define the locations of MOBILAN(R) relays for data service they require to support their workforce and to justify deployment. For example, the first large customer may require coverage in six major cities at one or more of its offices and at either of two hotels and Airline clubs in those cities. The second customer may require three additional cities and a different hotel chain. The third customer may require two additional cities and stay at the same hotel as customer one or two.


         The cost and risk of infrastructure deployment is in small incremental steps, about $30,000 per hotel and $20,000 per airline club. Therefore, unlike the potential competition, who spends millions of dollars to get the first customer, the Company can grow incrementally in small steps. This is expected to result in a shorter period of early operating losses and a lower amount of losses, with a lower break even point. It is important to note that the business traveler residence is well defined.

By penetrating five major hotel chains, and two airline clubs, the Company can supply 75% of business travelers' laptop computer communications requirements. The estimated cost to accomplish this goal is thirty million dollars ($30,000,000)

which the Company anticipates spending in one to three years after substantial funding is realized. The projections herein are based on the more conservative three year schedule.

EARLY CUSTOMERS FOCUS

         Early customers will be computer savvy technologists looking to jump ahead of the competition, but also will include those who appreciate new technology for its own sake. They are "self-referencing" and believe they know enough about technology, and do not depend on other reference points or outside influence. If these technologists reference, they do so horizontally in their industry segment rather than vertically in their own company. These technology visionaries will begin with a pilot or beta test, which makes sense to them as they venture into new ideas and products.

         These visionary technologists generally are a "small pond" of customers. The targeted early market customer profile for Mobile Area Networks, Inc. (having these two criteria, a large mobile workforce and visionary technologists), has focused attention on the Big Six accounting firms. Almost 100% of their workforce are mobile and they have pioneered new software technology. For example, Price Waterhouse pioneered Lotus Notes, Deloitte & Touche pioneered audit software, Coopers & Lybrand developed TeleSim for the telecommunications industry, and KPMG has teamed with Integral and Hyperion for client server software.

         The Company has a unique benefit for the Big Six type accounting firms. Besides communicating from the laptop computer through an access point to a distant home office LAN system, MOBILAN(R) wireless technology allows peer-to-peer interaction from laptop to laptop. Four tax auditors in a client conference room or in different remote file rooms could network among themselves wirelessly between laptops. This is very important to these firms because they have travelers who want wireless communications at the multiple offices of the client, at the hotel, and at home. MOBILAN(R) allows them to be everywhere they want to be.

         For roadwarriors who spend time at client sites for consulting work or vendor service, or installation of equipment or services, MOBILAN(R) allows users with the wireless cards the opportunity to establish peer-to-peer local area networks among small groups of people on site. This is a tremendous time and money saver in passing information and in printing. A printer can be attached to anyone's laptop and everyone can print at different locations instead of copying and delivering documents, especially multiple short periodic communications.

         The Big Six firms combined have over 400,000 mobile workers. Penetrating these six firms could produce substantial annual revenue for Mobile Area Networks, Inc. while allowing those firms to realize substantial savings.

         Through the audit, tax accounting, and consulting services of these Big Six firms, their clients will also become knowledgeable of the MOBILAN(R) service. It is believed that through the Big Six firms many additional customers for MOBILAN(R) will be recruited.


         To provide locations for users to have traveling telecommunications access, the Company has focused its efforts on the hotel industry. The Company is developing models that will generate revenue for the hotel instead of costing the hotel to provide the availability of high speed Internet. Each hotel property with the Company's system installed can immediately begin charging per use access for this service. The Company has a demonstration system in place as referred to under "Business Relationships".


                             BUSINESS RELATIONSHIPS

The Company has agreements to provide service into one or more hotel properties of more than one major hotel chain.

         The predecessor Company signed an exclusive contract for its major markets with the Raytheon Company to provide the PC Card and transceiver hardware to Mobile Area Networks, Inc. However, the Company has acquired access to other hardware from manufacturers who may better serve the Company's requirements. Therefore, the Company is not dependent upon any single manufacturer for its supply of hardware.

         The Company has data lines installed by more than one carrier on a non-exclusive basis. The success of the Company is not dependent upon any single provider of data lines, hardware, or software, but the Company does intend to develop long term relationships with suppliers when in the best interest of the Company.

                             INTELLECTUAL PROPERTY

         Mobile Area Networks, Inc. has integrated existing technologies of wireless communication, wide-area data networks, and security and other software products to develop a communications infrastructure. The Company owns all intellectual property created for hire, and all business and technical solutions developed are being treated as proprietary trade secrets.

                               REGULATORY AFFAIRS

         After careful review and research into the regulatory issues involved, the Company believes that its service offering will not be subjected to regulatory review and FCC oversight.

There are two regulatory areas that relate to the MOBILAN(R) operation:

    -    Use of the radio wave spectrum (broadcast frequencies)

    -    Provision of telecommunications service

         The FCC has proactively continued to affirm that the 2.4GHz spectrum will not be regulated nor will the spectrum be auctioned. There are already over 330,000 wireless LANs installed using the frequency (as well as millions of microwaves ovens), so the industry (and the public) would very much oppose any change in the regulation of this frequency.

         Calls that start and end locally are regulated by the state public utility commissions; calls that cross state lines are regulated by the Federal Communications Commission by virtue of the Interstate Commerce Clause of the Constitution. CompuServe is in a similar position as Mobile Area Networks, Inc. in providing telecommunications services, and has not been subjected to regulation. However, it does not provide communication services on a large scale as a primary business, as the Company intends to do. The exploding Internet growth is in a similar area of communications activities and is being promoted by the Federal Government without regulation. The Company can therefore cite strong precedence against regulation.

                                    PRICING

         Pricing of the Mobile Area Networks, Inc. service is expected to be a dynamic issue. The initial rate will be approximately $50 to $60 per month per user for the monthly subscriber, which compares very favorably with the much slower speed service (telephone line modems) presently widely used in the market.

         Fixed rate billing was selected for two reasons. First, Internet Service Providers (ISPs) did not experience explosive growth under variable rate billing (i.e. $ per hour of use). Only after fixed rate pricing was introduced, did the Internet service explode. Secondly, Intranet cannot provide detailed billing information. Intranet pricing is simply based on the speed of the connection port selected so no time or data volume billing information is available per user. Because the Intranet is so dramatically less costly than regular telephone service, there presently is no significant incentive to "meter" or bill by the minute for the service, and especially because the PC WLAN Card allows the very fast transmission rate of over 1Mbps.

         If customer demand warrants, the Company can develop a billing system so a customer can re-bill to its own clients, or account for internal users for cost control. For a casual user in a hotel who is not a subscriber, daily or hourly charges can be added to the users room charge or can be charged to the user's credit card by the Company.

                                   EMPLOYEES

         The Company has eight full time and two part time staff members, and has available an additional six commission only sales persons. Those now working include a full time CEO, two part time officers, and seven full time staff members holding the positions of comptroller, marketing director, sales manager, sales person, and three computer and software technical support personnel. The Company also has available certain private share holders who provide technical and business expertise on a volunteer basis. All Employees and consultants to the Company are under non-compete, non-circumvent, and non-disclose of trade secrets Agreements.

                            DESCRIPTION OF PROPERTY

         The Company is conducting its operations through leased offices and technical facilities located at 1275 Lake Heathrow Lane (Suite 115) Heathrow, Florida 32746. The Company's requirements for physical facilities are minimal until substantial network connections are in place. The Company negotiated a facilities lease with favorable terms which allowed the Company ability to build-out as the facilities as the Company desired.

         The Company is currently installing a major fiber optic telecommunications system into the building which should meet the needs of the Company for massive amounts of data lines into the forseeable future. The system being installed is a "Self Healing Sonet Ring" which means the system will have back-ups built in which would reroute data traffic if a portion of the system should fail or become damaged.

                                   MANAGEMENT

BACKGROUND OF MANAGEMENT

(A)      DIRECTORS:

         At the present time, the Company's Board of Directors consists of three members:

         GEORGE E. WIMBISH, age 54, is a founder and has been a Director of the predecessor (Texas) Company since November 3, 1996, and Chairman, President and CEO since March 28, 1997. He was a successful private investor with over 20 years of experience in acquisitions/mergers and company startups. He has a diversified background in wholesaling, manufacturing, and direct marketing. His most recent prior position was CEO of a financial services company. In 1984 he was a qualified candidate for the U.S. Senate, and has personally lobbied the U.S. Senate. He has experience with regulatory agencies including Underwriters Laboratory and the Nuclear Regulatory Agency. He resides in Heathrow, Florida.

         DR. ROBERT M. GOOD, age 60, is a founder and has been a Director of the predecessor (Texas) Company since November 3, 1996. He has been a successful private investor and entrepreneur for the past 15 years. He is a licensed stockbroker. He operated a successful dental practice in Long Island, New York and sold the practice to achieve early retirement. Dr. Good has served as an officer of numerous companies. He was an Army Officer. Dr. Good resides in Heathrow, Florida.

         JAMES R. LEONE, age 54, is a practicing attorney and has had his own law firm since 1985, concentrating in the fields of securities and corporate law. Previously, Mr. Leone was briefly with Gray, Harris & Robinson in Orlando, FL (1984-1985) and with Quinn, Jacobs, Barry and Miller in Chicago, IL. Until 1981 Mr. Leone was a financial attorney and financial analyst with the U.S. Securities and Exchange Commission in Washington, D.C. Mr. Leone resides in Oviedo, Florida.

(B)      PERSONS NOMINATED OR CHOSEN TO BECOME DIRECTORS:

         At the present time, no other person, other than those listed above, has been chosen or nominated to become a Director of the Company.

(C)      EXECUTIVE OFFICERS AND PERSONS CHOSEN TO BECOME EXECUTIVE OFFICERS:

         At present, the Company's Executive Officers consist of its Directors, mentioned above, Mr. George E. Wimbish as Chairman, President, and CEO, Dr. Robert M. Good as Vice President and Treasurer, and James R. Leone as Secretary. It is anticipated that additional officers will be added.

(D)      CERTAIN LEGAL PROCEEDINGS:

         The Company is not aware of any legal proceedings within the last five years against any Director, Officer, Significant Employee, or candidate for any such position involving a petition under the Bankruptcy Act or any State insolvency law or of any receiver, fiscal agent or similar officer appointed by a court for the business or property of such person or any partnership in which he was general partner or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two (2) years before the time of such filing; nor is the Company aware of any of the above-mentioned persons being convicted in a criminal proceeding; except as follows:

         On August 14, 1995 James R. Leone & Assoc., P.A., a Florida professional corporation, filed a reorganization petition in the Bankruptcy Court in Orlando, Florida. Its Plan of Reorganization was scheduled for a confirmation hearing on January 14, 1997 but a notice of conversion to liquidation was filed on that date and it is currently awaiting confirmation. A Director and the corporate Secretary of the Company, James R. Leone, was the sole shareholder, officer and director of that corporation. On March 10, Mr. Leone filed a personal reorganization petition on the advice of counsel because of liabilities caused by the corporate liquidation.

REMUNERATION OF MANAGEMENT

         The Company's current policy is that Directors serve without compensation. However; in the future, it may be in the Company's best interests to compensate Directors in a manner that will attract the most qualified people to serve on the Company's Board. Through December 31, 1997 the officers of the Company have served without compensation other than the allowance to acquire founders stock at a discounted price. The Company's management will determine when it is in the best interest of the Company to compensate officers.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1997 with respect to each director and officer and any person who is known to the Company to be the beneficial owner of five percent (5%) or more of the Company's outstanding Common Stock. Also set forth in the table is the beneficial ownership of all shares held by all directors and officers, individually and as a group.

--------------------------------------------------------------------------------------------------------------------
(1)                                          (2)                        (3)                        (4)
NAME AND ADDRESS                             SHARES OWNED               PERCENT                    PERCENT AFTER
OF OWNER                                                                BEFORE OFFERING            MAXIMUM OFFERING.
--------------------------------------------------------------------------------------------------------------------
George E. Wimbish                            25,500,000(a)              77.%                       66.9%
Director, Chairman, President, & CEO
1275 Lake Heathrow Lane (Suite 115)
Heathrow, Fl 32746

Dr. Robert M. Good                            2,500,000(a)              7.5%                       6.5%
Director, Vice-President, Treasurer
1275 Lake Heathrow Lane (Suite 115)
Heathrow, Fl 32746


James R. Leone                            5,000                 .02%                      .02%
Director, Secretary
1275 Lake Heathrow Lane (Suite 115)
Heathrow, FL 32746
-------------------------------------------------------------------------------------------------
Subtotal                             28,005,000                84.5%                     73.4%

Other Private Shareholders            5,085,880(b)             15.5%(c)                  13.4%(c)

New Shareholders                      5,000,000               -----                      13.2%
From Offering
-------------------------------------------------------------------------------------------------
TOTAL                                38,090,880               100.0%                    100.0%

         (a) Within the knowledge of the issuer, no other person holds or shares the power to vote or direct the voting of securities described pursuant to subsection (a) above. No other person holds shares or the power to vote 5% or more of the issuer's voting securities.

         (b) The Company may utilize private stock shares as incentive or compensation for the product and service marketing efforts of the Company's employees, when appropriate.

         (c) Some of the restricted shares included in this total have been conditionally assigned to certain employees or consultants with performance and or tenure requirements. The possibility that all of these private shares may or may not be rescinded would not dramatically affect this percentage.

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         All transactions during the previous two years and any presently proposed transaction to which the issuer is a party in which any person having a relationship with the issuer has a direct or indirect material interest are the following transactions, and no others:

         On October 2, 1997 the Company signed a Compromise Settlement and Release Agreement with William J. Reid. Reid was formerly the predecessor Company's CEO, a Director and 45% shareholder. He agreed that he no longer held those positions (his stock being surrendered) and he dismissed a lawsuit against the Company and returned certain assets to it in exchange for payment of $8,345 claimed by him as back salary, and release of him from a noncompetition clause he had signed. His lawsuit, Reid vs Mobile Area, case No. 97-03622 was filed in the 162nd Judicial District Court in Dallas County, Texas. He claimed that the Company owed him monies and that the noncompete covenant was not valid, while the Company counterclaimed for return of the assets, cancellation of the stock, and damages for wrongful acts.

                             SECURITIES DESCRIPTION

         The Company is offering only Common Stock in this Offering.

                                  COMMON STOCK

         The Company is authorized to issue up to Fifty Million (50,000,000) shares of Common Stock with no par value. Approximately 33,090,880 shares have been issued to 62 persons as of the date of this Prospectus. Each holder of Common Stock is entitled to one vote for each share held of record on each matter to be voted on by stockholders, except as otherwise may be provided by law.

         Subject to any preferences which may be granted to the holders of Preferred Stock (if ever authorized by the shareholders) which the Company could choose to issue in the future, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of Directors from funds legally available. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratability in all the assets after payment of all creditors, subject to the rights of any Preferred Stock then outstanding. The Common Stock does not have cumulative voting rights or preemptive purchase rights.

         The shares hereby offered, when paid for, will be fully paid and non-assessable.

                                PREFERRED STOCK

         The Company is not currently authorized to issue Preferred Stock. The Company currently has no plans to issue shares of Preferred Stock.

                          TRANSFER AGENT AND REGISTRAR

         The Company currently acts as its own Transfer Agent and Registrar for its Common Stock

                                 LEGAL MATTERS

         JAMES R. LEONE has provided a legal opinion as to certain matters relating to the issuance of the shares pursuant to applicable securities laws. This Prospectus has been prepared by the Company's management and its advisers and has been reviewed by JAMES R. LEONE, who also is a Director and the corporate Secretary of the Company. Neither he nor the Company's management believes there is a significant conflict of interest in regard to his integrity and lack of bias in issuing the opinion letter referred to above because he is a Director and the corporate Secretary.

                                    EXPERTS

         The Financial Statements included in this Prospectus and Registration Statement, to the extent and for the period indicated in the accompanying auditors report thereon, have been examined by Parks, Tschopp & Whitcomb, P.A., certified public accountants, and are included herein in reliance on their authority as experts in accounting and auditing.

                        INDEX TO FINANCIAL STATEMENTS OF
                           MOBILE AREA NETWORKS, INC.
                         (A Development Stage Company)




Independent Auditors' Report                    F-2


Financial Statements:

         Balance Sheet                          F-3

         Statement of Operations                F-4

         Statement of Stockholders' Equity      F-5

         Statement of Cash Flows                F-6


Notes to Financial Statements                   F-7




                                      F-1

                        PARKS, TSCHOPP & WHITCOMB, P.A.
                          CERTIFIED PUBLIC ACCOUNTANTS
                    2600 MAITLAND CENTER PARKWAY, SUITE 330
                            MAITLAND, FLORIDA 32751
                                  407-875-2760


INDEPENDENT AUDITORS' REPORT


The Board of Directors
Mobile Area Networks, Inc.:


We have audited the accompanying balance sheet of Mobile Area Networks, Inc. (a development stage company) as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended and for the period from May 23, 1996 (date of inception) through December 31, 1996 and the cumulative period from May 23, 1996 (date of inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobile Area Networks, Inc. (a development stage company) as of December 31, 1997, and the results of its operations and its cash flows for the year then ended and for the period from May 23, 1996 (date of inception) through December 31, 1996 and the cumulative period from May 23, 1996 (date of inception) through December 31, 1997, in conformity with generally accepted accounting principles.



/S/J/ Parks, Tschopp & Whitcomb, P.A.


January 30, 1998












                                      F-2

                           MOBILE AREA NETWORKS, INC.
                         (A Development Stage Company)

                                 BALANCE SHEET

                               December 31, 1997





                                     ASSETS
Current assets:
         Cash                                                          $ 279,482
         Inventory                                                        35,792
         Other Current Assets                                              6,504

                  Total current assets                                   321,778

Office Furniture and equipment, net                                       59,756

Intangible assets, net of accumulated amortization of $3,052              12,206
                                                                       $ 393,740

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Accounts payable                                              $  30,356
         Accrued Expenses                                                 30,000
                  Total current liabilities                               60,356

Stockholders' Equity:
         Common stock, no par value, authorized 50,000,000 shares,
                  issued and outstanding 31,245,530                      710,804
         Deficit accumulated during the development stage               (377,420)

                  Total stockholders' equity                             333,384
                                                                       $ 393,740



                           MOBILE AREA NETWORKS, INC.
                         (A Development Stage Company)

                            STATEMENT OF OPERATIONS

                For the year ended December 31, 1997 and for the period from May 23, 1996 (date of inception) through December 31, 1996 and the cumulative period from May 23, 1996 through December 31, 1997



                                                               For the Period      For the Period
                                             For the Year        From May 23,       from May 23,
                                                 Ended           1996 through       1996 through
                                              December 31,       December 31,       December 31,
                                                 1997                1996               1997
                                                 ----                ----               ----
Revenues                                     $          --     $           --      $          --
                                             -------------     --------------      -------------

Costs and expenses:
         Product development and marketing          38,071              1,546             39,617
         General and administrative                346,678              5,029            351,707
                                             -------------     --------------      -------------
                  Total costs and expenses         384,749              6,575            391,324
                                             -------------     --------------      -------------

Interest income                                     13,904                 --             13,904
                                             -------------     --------------      -------------
                  Net loss                   $    (370,845)     $      (6,575)     $    (377,420)
                                             =============     ==============      =============




See accompanying notes to financial statements.

                           MOBILE AREA NETWORKS, INC.

                         (A Development Stage Company)

                       Statement of Stockholders' Equity

                For the year ended December 31, 1997 and for the period from May 23, 1996 (date of inception) through December 31, 1997




                                                                               Stock                       Total
                                                                           Subscription   Accumulated   Stockholders'
                                                 Common         Stock        Receivable     Deficit        Equity

                                                 Shares         Amount

Common stock issued in exchange for services         5,000    $   1,000          --              --         1,000
Common stock issued for cash                    26,138,500      178,000      (2,300)             --       175,700
Net loss                                                --           --          --          (6,575)       (6,575)
Stock issuance cost                                     --       (5,091)         --              --        (5,091)
Balances at December 31, 1996                   26,143,500    $ 173,909      (2,300)         (6,575)      165,034
Net loss                                                --           --          --        (370,845)     (370,845)
Common stock issue for cash                      5,102,030      544,156       2,300              --       546,456
Stock issuance cost                                     --       (7,261)         --              --        (7,261)
Balances at December 31, 1997                   31,245,530    $ 710,804     $    --       $(377,420)    $ 393,384


See accompanying notes to financial statements.

                           MOBILE AREA NETWORKS, INC.
                         (A Development Stage Company)

                            STATEMENT OF CASH FLOWS

                For the year ended December 31, 1997 and for the period from May 23, 1996 (date of inception) through December 31, 1996 and the cumulative period from May 23, 1996 through December 31, 1997


                                                                        For the Period      For the Period
                                                           Year             May 23,             May 23,
                                                          Ended          1996 through        1996 through
                                                       December 31,      December 31,        December 31,
                                                           1997              1996                1997
                                                       ------------     --------------      --------------

Cash flows from operating activities:
  Net loss                                            $    (370,845)    $       (6,575)     $    (347,420)


  Adjustments to reconcile net loss to net cash
   used in operating activities:
     Depreciation and amortization                            9,691                 --              9,691
     Change in operating assets and liabilities:
       Accounts payable                                      12,859                 --             30,356
       Accrued expenses                                      30,000             17,467             30,000
       Inventory                                            (35,792)                --            (35,792)
       Other current assets                                  (6,504)                --             (6,504)
                                                      -------------     --------------      -------------

          Net cash used in operating activities            (360,591)            10,892           (349,669)
                                                      -------------     --------------      -------------

Cash flows from investing activities:
  Patent acquisition costs                                       --            (15,258)           (15,258)
  Purchase of furniture and equipment                       (66,395)                --            (66,395)
                                                      -------------     --------------      -------------

          Net cash used in investing activities
                                                            (66,395)           (15,258)           (81,653)
                                                      -------------     --------------      -------------

Cash flows from financial activities:
  Proceeds from issuance of common stock                    546,624            176,532            723,156
  Stock issuance cost                                        (7,459)            (4,893)           (12,352)
                                                      -------------     --------------      -------------
          Net cash provided by financing activities         539,165            171,639            710,804
                                                      -------------     --------------      -------------

          Net increase in cash                              112,209            167,273            279,482

Cash at beginning of period                                 167,273                 --                 --
                                                      -------------     --------------      -------------

Cash at end of period                                 $     279,482     $      167,273      $     279,482
                                                      =============     ==============      =============

                See accompanying notes to financial statements.

                           MOBILE AREA NETWORKS, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

       Period from May 23, 1996 (date of inception) to December 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  NATURE OF DEVELOPMENT STAGE OPERATIONS

          Mobile Area Networks (the Company) was incorporated on May 23, 1996 in Texas and later transferred its assets to a Florida Corporation which was formed for that purpose. The Company will be providing wireless data communications connectivity service for remote home-office network services and to the Internet from frequently traveled routes and places such as hotels, convention centers, and airports. Unlike a modem connection, no cord or telephone line connection is necessary for this service.

          Operations of the Company through the date of these financial statements have been devoted primarily to product development and marketing, raising capital, and administrative activities. The Company's fiscal year end is December 31.

     (b)  CASH AND CASH EQUIVALENTS

          Cash equivalents consist of liquid debt instruments purchased with original maturities of three months or less.

     (c)  INVENTORY

          Inventory is valued at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) method.

     (d)  FURNITURE AND EQUIPMENT

          Furniture and equipment are stated at cost. Depreciation is computed at the straight line method of the estimated useful lives of the assets of five years.

     (e)  INTANGIBLE ASSETS

          Intangible assets consist of patents which will be amortized over their estimated useful life, of five years, using the straight-line method.

     (f)  INCOME TAXES

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in the period that includes the enactment date.

          Development stage operations for the period ended December 31,1997 resulted in a net operating loss. It is uncertain whether any tax benefit of net operating loss will be realized in future periods. Accordingly, no income tax provision has been recognized in the accompanying financial statements.

     (g)  USE OF ESTIMATES

          Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  OFFICE FURNITURE AND EQUIPMENT

     Office furniture and equipment consist of the following at December 31, 1997:

Office furniture                                 $15,468
Computer equipment                                17,670
Leasehold improvements                            33,257
                                                  66,395
Less accumulated depreciation                      6,639

                                                 $59,756

                                  PROJECTIONS


     The following financial projections are forward-looking statements and are subject to Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934. These projections have been prepared by the Company's management without regard to published guidelines of the AICPA and are not included in the audited financial statements of the Company.


     Mobile Area Networks, Inc. is a communications service provider for traveling professionals and as such has some of the characteristics of traditional communication service providers like AT&T, MCI and Sprint in that certain investments in infrastructure development have to be made before the service has enough coverage to be of value to users of the service. Mobile Area Networks, Inc. utilizes the existing infrastructure of fiber optic networks and copper wire networks, but has to establish the last approximate 500 feet of connectivity. Mobile Area Networks, Inc. believes that this 500 feet of infrastructure development can be matched to the specific requirements of large customers as described in "Description of Business". See "MARKETING".

     Some factors in this infrastructure development are the most significant factors in the financial needs and results of the Company; as follows:

          1. The initial installation of hardware and software will constitute the 500 feet of infrastructure to sell the large customers. The financial forecast shown has the assumption that four hotel chains would be installing systems. This assumption has not been tested.

          2. The Company believes that the 500 feet of infrastructure deployment can be matched to the requirements of the increasing customer base. For example; the assumption is made that Mobile Area Networks, Inc. can justify its value to 1,500 users with 28 sites installed and can justify its value to 10,000 users with 265 sites installed. This assumption has not been tested.

     If these assumptions are accurate, modest infrastructure development (less than $30 million) is required over a three (3) year period. If a much larger infrastructure development is required, additional capital may be needed. Some infrastructure development could be handled by debt financing or by customers pre-payments against expected massive cost savings (i.e., repayment in months, not years) but this is not assumed in these forwarding-looking projections.

     The Company also believes that hotel owners will be more willing to participate in financing installations after travelers request the MOBILAN(R) service.

     The projected financial results are in line with customer development. It may be desirable to develop infrastructure earlier to attract more customers. Earlier infrastructure development will require substantially more capital than illustrated in these projections.

                        SUMMARY OF FINANCIAL PROJECTIONS

     The following table summarizes a set of forward-looking market and financial projections based on the assumptions discussed in this section.

     1. Business Class hotel with 300 rooms, 20% of guests use service 20 days per month @ $5 per user revenue to the Company.

                        60 USERS X 20 DAYS X $5. = $6,000

     2. Each hotel has 4 meeting rooms with 3 group meetings per week with 20 of the attendees per meeting requesting high-speed Internet access. Meeting room charge for service at $30 per day is higher than for a sleeping room

                        60 USERS X 4 ROOMS X $30= $7,200.

     3. Some hotel owners may choose to pay a negotiated monthly amount to Mobile Area Networks Inc. for unlimited service that they can offer as they choose.

     4. These projections do not assume service that will be offered for larger convention users.

     5. No significant user churn in the three year period.

     6. Network monthly costs: $3,000.00 for a high speed data line and maintenance The Company expects this cost to decline over a three year term based on discussions with data carriers.

     7. Network Installation labor and material is estimated to be $5,000.00 per site. This covers the data line and routing hardware, but does not cover the wireless equipment.

     8. Wireless transceiver hardware installation per site is a minimum of $10,000.00 per site, and runs much higher in a large hotel. To date

     9. the Company anticipates spending approximately $30,000.00 per business class hotel installation.

F Y 98                                   1st. Q  98  2nd. Q 98    3rd. Q 98    4th. Q 98.

Total hotels on line                             8         16         48          100
*Assuming proceeds from this
Offering
----------------------------------------------------------------------------------------------
Revenue per hotel                           13,200     13,200     13,200       13,200
----------------------------------------------------------------------------------------------
Monthly gross Revenue                      105,600    211,200    633,600    1,320,000
----------------------------------------------------------------------------------------------
Installation cost, amortized
Over 36 months                               8,000     16,000     48,000      100,000
----------------------------------------------------------------------------------------------
Data network cost per
Month per site x 3,000                      24,000     48,000    144,000      300,000
----------------------------------------------------------------------------------------------
Monthly service cost and
Overhead per site. x 3,000                  24,000     48,000    144,000      300,000
----------------------------------------------------------------------------------------------
Gross profit per site                        6,200      6,200      6,200        6,200
----------------------------------------------------------------------------------------------
Gross profit (Per Month),
Less general & administrative               49,600     99,200    297,600      620,000
----------------------------------------------------------------------------------------------

                             SUBSCRIPTION AGREEMENT


         INVESTOR SUBSCRIPTION AGREEMENT FOR MOBILE AREA NETWORKS, INC.

Persons interested in purchasing shares of the Common Stock of Mobile Area Networks, Inc. must return this completed Subscription Agreement along with their wire transfer, check or money order for their total payment, payable only to: MOBILE AREA NETWORKS, INC., 1275 LAKE HEATHROW LANE, (SUITE 115) HEATHROW, FLORIDA 32746.(HTTP://WWW.MOBILEAREA.NET).

If and when accepted by Mobile Area Networks, Inc., (the "Company"), this Subscription Agreement shall constitute a subscription for shares of Common Stock, no par value per share, of the Company. The minimum investment is $600. (100 shares). An accepted copy of this Agreement will be returned to you as your receipt, and a stock certificate will be issued to you shortly thereafter.

Method of Payment: (CIRCLE ONE) Check, Money Order or Wire (fax or e-mail for instructions) payable only to: "MOBILE AREA NETWORKS, INC.".

-------------------------------------------------------------------------------
I hereby irrevocably tender this Subscription Agreement for the purchase of _________ shares at six dollars ($6.00) per share. With this subscription Agreement, I tender payment in the amount of $__________ ($6.00 per share) for the shares subscribed.

In connection with this investment in the Company, I represent and warrant as follows:


     (a) Prior to tendering payment for the shares, I received the Company's final Prospectus dated ( ).

     (b) I am a bona fide resident of the state of ________________________.

Please issue the shares which I am purchasing as follows:

1.       INDIVIDUAL(S) -- if more than one owner, please issue as follows:

-- Tenants-in-Common (all parties must sign -- each investor has an undivided interest)

-- Joint Tenants with Right of Survivorship (all parties must sign joint ownership)

--   Minor with adult custodian under the Uniform Gift to Minors Act in your state (the minor will have sole beneficial ownership)
-------------------------------------------------------------------------------

----------------------------------------     ----------------------------------
INVESTOR NO. 1 (PRINT NAME ABOVE)            INVESTOR NO. 2 (PRINT NAME ABOVE)


Street (residence address)                   Street (residence address)
----------------------------------------     ----------------------------------


----------------------------------------     ----------------------------------
City                  State          Zip     City            State          Zip


----------------------------------------     ----------------------------------
Home Tele.            Business Tele.         Home Tele.      Business Tele.


----------------------------------------     ----------------------------------
FAX                   e-mail                 FAX             e-mail


----------------------------------------     ----------------------------------
Social Security Number                       Social Security Number


----------------------------------------     ----------------------------------
Signature                      Date          Signature                  Date


ACCEPTED BY: MOBILE AREA NETWORKS, INC.

----------------------------------------
Name, Title                    Date.

                  SUBSCRIPTION FORM FOR OTHER THAN INDIVIDUAL

Purchasers of shares of the Common Stock of Mobile Area Networks, Inc. for other than individuals must complete this form for the proper entity that will hold title to the shares. Send this completed Subscription Agreement along with the proper wire transfer, check or money order for the total payment, payable only to: MOBILE AREA NETWORKS, INC., 1275 LAKE HEATHROW LANE, (SUITE 115) HEATHROW, FLORIDA 32746 (http://www.mobilearea.net).

If and when accepted by Mobile Area Networks, Inc., (the "Company"), this Subscription Agreement shall constitute a subscription for shares of Common Stock, no par value per share, of the Company. The minimum investment is six hundred dollars (S600.) (100 shares). An accepted copy of this Agreement will be returned to you as your receipt, and a stock certificate will be issued to you shortly thereafter.

Method of payment: (CIRCLE ONE) Check, Money Order or Wire (fax or e-mail for instructions) payable only to: "Mobile Area Networks, Inc".

Entity:

[ ]  Corporation (authorized agent of corporation must sign)

[ ]  Existing Partnership (at least one partner must sign)

[ ]  Trust (all trustees must sign)

----------------------------------------------------------
Name of Entity

----------------------------------------------------------
Authorized Agent (print name above)

----------------------------------------------------------
Title of Authorized Agent

----------------------------------------------------------
Social Security or Federal Identification Number of Entity

----------------------------------------------------------
Street (business address) or address of Registered Agent

----------------------------------------------------------
City                State                   Zip

----------------------------------------------------------
Business Tele. or Home Tele. of Registered Agent of Entity

----------------------------------------------------------
FAX                        e-mail

The undersigned acknowledges under the penalties of perjury that the foregoing information is true, accurate, and complete.

----------------------------------------------------------
Signature                                            Date

----------------------------------------------------------
For a Trust, all Trustees must sign. Add a line for each to the Right of form.


ACCEPTED BY: MOBILE AREA NETWORKS, INC.

------------------------------------------------
Name, Title                                 Date.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                              SUMMARY OF CONTENTS

SUMMARY ............................     2
RISK FACTORS .......................     6
DILUTION ...........................     9
LAN OF DISTRIBUTION ................    10
USE OF PROCEED .....................    11
DESCRIPTION OF BUSINESS ............    14
DESCRIPTION OF PROPERTY ............    22
MANAGEMENT .........................    22
REMUNERATION OF MANAGEMENT .........    23
SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN SECURITY HOLDERS ...........    23
INTEREST OF MANAGEMENT AND OTHERS IN
CERTAIN TRANSACTIONS ...............    24
SECURITY DESCRIPTION ...............    24
LEGAL MATTERS ......................    25
FINANCIAL STATEMENTS ...............    26 (F-1)
PROJECTIONS ........................    34 (F-8)
SUBSCRIPTION AGREEMENT .............    36 (A-1)



                               Date of Issuance:
                                __________, 1998

                           Mobile Area Networks, Inc.

                   "Boundary Free Wireless LAN Connectivity"

                              5,000,000 (MAXIMUM)

                             SHARES OF COMMON STOCK

                                   PROSPECTUS

                           MOBILE AREA NETWORKS, INC.
                      1275 LAKE HEATHROW LANE (SUITE 115)
                               HEATHROW, FL 32746
                                 1-407-333-2350
                               FAX 1-407-333-9903
                             MobiLAN@mobilearea.net

                     --------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Company's Articles of Incorporation and Bylaws contain provisions indemnifying its directors and officers to the extent permitted by the Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act"), as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Company of the expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1993 Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution


             Filing Fee - SEC                                     $  9,000.00
             Listing Fee -- Stock Exchange, If Qualified          $  5,000.00
             Transfer Agent & Registrar's Fees                    $  5,000.00
             Accounting Fees                                      $ 20,000.00
             Legal Fees                                           $ 25,000.00
             Printing Expense                                     $ 30,000.00
             Indemnification Insurance Premium                    $ 10,000.00
             Miscellaneous                                        $ 15,000.00
             Travel                                               $ 20,000.00
             Postage & Delivery                                   $ 10,000.00
             Lodging                                              $ 10,000.00
             Telephone                                            $ 10,000.00
             Internet Development                                 $ 28,000.00
             Edgarizing (Converting Documents)                    $ 15,000.00
             State Blue Sky Preparation and Filing Fees           $ 30,000.00
             Promotion and Advertising                            $ 58,000.00

             Total                                                $300,000.00

Item 26. Recent Sales of Unregistered Securities


The Company's predecessor in interest (a Texas corporation of the same name) sold unregistered Common Stock. The following share figures have been adjusted to reflect the ratio at which shares have been issued by the Company to the shareholders of its predecessor. These private shares of restricted stock have been sold primarily to friends and family with no advertising and no general solicitation, with a limit of 35 non-accredited investors in a 12 month period. Also, the sales total less than $1,000,000 per year and therefore meet the requirements of Rule 504.


In the past three (3) years the Company's sales of securities not registered under the Securities Act of 1933 were as follows:

     (a) Amount Sold, Title and Date. The amount of common stock sold is the amount set forth below, since the May 22, 1996 date of incorporation.

     (b) Underwriter Non-Public Transferees. No underwriters. Three officers and directors, 62 private investors.

     (c) Cash Offering Price, Commission.
         $1.00 per share to private investors, no commission paid.
         $0.01 per share to officers and directors, no commission paid, cash sales (28,005,000 shares).

      d) Directors/Officers Purchases (3 persons, cash and/or services)

DATE                       SHARES           $/SH              TOTAL
11/2/96                    25,500,000       $ .01             $23,000  +prior services
11/2/96                     2,500,000       $ .05             $25,000  +prior services
12/2/96                         5,000       $1.00             $ 1,000  of services

SUBTOTAL                   28,005,000                         $51,300

Private Investor Purchases (62 Persons, all cash) between .05 to $2./share), pre-split. Some individuals have made more than one single purchase.

DATE                      SHARES                    $TOTAL
11-6-96                   150,000                    30,000
11-11-96                   50,000                    10,000
11-14-96                   50,000                    10,000
11-15-96                   25,000                     5,000
11-26-96                   25,000                     5,000
12-4-96                    50,000                    10,000
12-9-96                    25,000                     5,000
12-11-96                   68,500                    13,700
12-16-96                   50,000                    10,000
12-23-96                   30,000                     6,000
12-30-96                   15,000                     3,000
1996 total                535,000                   107,700

1-10-97                    50,000                    10,000
1-16-97                   227,500                    45,500
1-22-97                   105,000                    21,000
1-24-97                    25,000                     5,000
1-27-97                    50,000                    10,000
2-7-97                    185,000                    37,000
2-11-97                   100,000                    20,000
2-13-97                    75,000                    15,000
2-14-97                    60,000                    12,000
2-24-97                   331,500                    66,300
2-27-97                   125,000                    25,000
3-3-97                     25,000                     5,000
3-4-97                    140,500                    28,100
3-6-97                    115,000                    23,000

3-7-97                     50,000                    10,000
3-17-97                   152,530                    30,506
3-20-97                    75,000                    15,000
4-2-97                     75,000                    15,000
4-7-97                    105,000                    21,000
4-8-97                     50,000                    10,000
4-10-97                    25,000                     5,000
4-15-97                    24,500                     4,900
5-12-97                   100,000                    20,000
6-10-97                    85,000                    17,000
6-12-97                    10,000                     2,000
6-18-97                     5,000                     1,000
7-8-97                      3,000                       150
8-4-97                     15,000                     3,000
9-8-97                     25,000                     5,000
9-24-97                   137,500                    27,500
9-30-97                    50,000                    10,000
10-6-97                    20,000                     4,000
10-10-97                   15,000                       150
10-20-97                   15,000                     6,000
10-24-97                   12,500                     5,000
11-4-97                    16,250                     6,500
11-7-97                    11,250                     4,500
12-6-97                    25,000                    10,000
12-19-97                   37,500                     5,250
12-23-97                   65,500                    13,100
12-31-97                   25,000                     5,000
1997 total              2,845,030                   579,456

Item 27. Exhibits

3i.      Articles of Incorporation C/

3ii.     Bylaws, as amended C/

4. Common Stock voting rights per Articles of Incorporation Page 1, incorporated by reference from Exhibit 3i. C/

5. Opinion of JAMES R. LEONE as to the legality and non-accessibility of the securities being distributed C/


6.       Hotel Agreements


23a.     Consent of PARKS, TSCHOPP & WHITCOMB, P.A. C/

23b.     Consent of James R. Leone (filed as part of Exhibit 5) C/

27.      Financial Data (SEC use only) C/

Footnotes:
C/ Filed herein with Pre-Effective Amendment No. 2 (File No. 333-18439)
D/ Previously filed on December 20, 1996 with original Registration Statement
   No. 333-18439
E/ Previously filed on January 8, 1997 with Pre-Effective Amendment No. 1 (File
   NO. 333-18439)


Item 28. Undertakings

(A) To the extent the registrant is registering securities under Rule 415 under the Securities Act of 1933, the registrant will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act"), as amended, may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable. In the event that claims for indemnification against such liability (other than the payment by the Company of the expenses incurred or paid by a Director, Officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Company, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1993 Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2/A and authorized this Amended Registration Statement to be signed on its behalf by the undersigned in the Town of Heathrow, State of Florida on February 6, 1998.

                               MOBILE AREA NETWORKS, INC.


                               /s/   George Wimbish
                               -------------------------------------
                               BY: George Wimbish
                               President & CEO

Pursuant to the Securities Act of 1933, this Amended Registration Statement was signed by the following persons in the capacities and on the dates stated.

-------------------------------------------------------------------------------
Signature                         Title                                    Date
-------------------------------------------------------------------------------


/s/ George Wimbish            Director, Chairman, President,   February 6, 1998.
----------------------------- Chief Executive.
George Wimbish





/s/ Robert M. Good            Director, Treasurer.             February 6, 1998.
-----------------------------
Robert M. Good





/s/ James R. Leone            Director, Secretary.              January 6, 1998.
-----------------------------
James R. Leone

                                INDEX TO EXHIBITS

Exhibit                    Title of Exhibit                                            Footnotes &
Number                                                                                 Page #

3i.       Articles of Incorporation..........................................          C/

3ii.      ByLaws, as amended.................................................          C/

5.        Opinion of James R. Leone as to the legality and non-assessability           C/
          of the securities being distributed

6.        Hotel Agreements

23a.      Consent of Parks, Tschopp & Whitcomb, P.A..........................          C/

23b.      Consent of James R. Leone..........................................          C/

27.       Financial Data.....................................................          C/



Footnotes:
B/   To be filed by Amendment
C/   Filed herein with Pre-Effective Amendment No. 2 (File No.  333-18439)
D/   Previously filed with original Registration Statement No.   333-18439.